Exhibit 99.10

GE Healthcare GE Medical Systems Information Technologies, Inc. 8200 W. Tower Avenue Milwaukee, Wisconsin 53223 T (+44) 1494 545256 F (+44) 1494 400363

PRIVATE AND STRICTLY CONFIDENTIAL

November 9, 2018

MORGAN STANLEY & CO. LLC

1585 Broadway

New York, New York 10036

Re:	Lockup Letter in Respect of Sale of 4,164,855 Shares (the “Shares”) of

NeoGenomics, Inc. (the “Company”) Pursuant to Rule 144

Ladies and Gentlemen:

The undersigned, GE Medical Systems Information Technologies, Inc., proposes to sell 4,164,855 Shares (the “Shares”) of the Common Stock, $0.0001 par value (the “Common Stock”) of NeoGenomics, Inc. (the “Company”) through Morgan Stanley & Co. LLC (“Morgan Stanley”) in accordance with the requirements of Rule 144 under the Securities Act of 1933, as amended (the “Transaction”).

To induce Morgan Stanley to enter into the Transaction, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley, it will not, during the period commencing on the date hereof and ending on December 9, 2018 (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to the following by the undersigned (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the date hereof, provided that no filing by any party under Section 16(a) of the Exchange Act, shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions, (b) transfers of shares of Common Stock to the Company, (c) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift or gifts, (d) distributions or transfers of shares of Common Stock or any security convertible into Common Stock to stockholders or affiliates, within the meaning of Rule 12b-2 under the Exchange Act, of the undersigned, and (e) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such trading plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by undersigned regarding the establishment of such trading plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock by the undersigned may be made under such plan during the Restricted Period; provided further that in the case of any transfer or distribution pursuant to clauses (c) or (d), (i) each donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) if such transfer or distribution is required to be reported with the Securities and Exchange Commission under the Exchange Act, the undersigned will include a statement to the effect that such shares of Common Stock or any securities convertible into Common Stock remain subject to this agreement during the Restricted Period. In addition, the limitations described above in this paragraph shall not apply to, and the undersigned may: (a) make any demand for or exercise any right with respect to, or otherwise facilitate, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock for resale; provided that the undersigned instructs the Company in connection with any related prospectus filed under the Securities Act of 1933, as amended, to disclose that no sales of Common Stock by the undersigned may be made pursuant to such resale registration statement during the Restricted Period and any related filing by the undersigned under the Exchange Act discloses that no sales or transfers of Common Stock by the undersigned may be made pursuant to such resale registration statement during the Restricted Period, and (b) engage in discussions and negotiations with respect to any potential private offer or sale of shares of Common Stock, provided that no such private sale may be consummated until after the Restricted Period.

The undersigned understands that Morgan Stanley is relying upon this agreement in proceeding toward consummation of the Transaction. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

The undersigned acknowledges that whether or not the Transaction actually occurs depends on a number of factors, including market conditions.

Very truly yours,

GE MEDICAL SYSTEMS INFORMATION TECHNOLOGIES, INC.

By:	/s/ Raúl Grable
Raúl Grable
Authorized Representative and Attorney in-Fact